Exhibit 99

Press Release

February 3, 2015

Henderson, NV

NATIONAL SCIENTIFIC CORPORATION a/k/a CipherLoc Corporation ANNOUNCES TWO NEW PATENT APPLICATIONS FOR SECURING THE IoT DEVICES

National Scientific Corporation (OTCQB: NSCT), announced today that it has filed for two new patents on its’ CipherLoc Polymorphic Cipher Engine technology and associated Secure Communications method. Together, they provide an “unhackable” data communications capability for two or more entities communicating over the “Internet of Things” (IoT).

Mr. Michael DeLaGarza, CEO of CipherLoc stated, "this is a significant event given the pervasive nature of the “Internet of Things” and the almost daily reminder that the IoT represents a huge opportunity for a new breed of "Hackers” who use the computer to attack their victims by forcing their way into our critical infrastructure, businesses, governments and our personal lives. As the IoT evolves, there will be billions of connected devices — and each one represents a potential doorway into company or your personal IT infrastructure and company or your personal data”. He further stated

“This is a proud moment for our company and this announcement further underscores the unique and powerful advantages our CipherLoc IoT solutions. IoT will become one of the most significant technological transformations in our lifetime, our solution offers to businesses, governments and end users, a new technology to secure their information from unwanted tampering.“

He went on to state “until this announcement, traditional “Internet of Things” security measures to safeguard privacy and assets have been directed at protecting the entity from the curious rather than from determined intruders - they have mostly failed.. CipherLoc uses a new process called Dynamic Pin Reassignment (DPR) to alter the circuitry of standard Field Programmable Gate Array (FPGA) chips and a new Secure Communications method for generating keys that includes reading a data stream from a network or a control-signal generating and processing apparatus.

CipherLoc is the first truly Polymorphic Key Progression Algorithm (PKPA) Cipher Engine that can be used in IoT commercial, security sensitive applications and is far more secure than any cipher by itself. It also rejects data access and injection, false commands, and data alteration. All such methods are key to cyber intrusion, spoofing, and electronic attacks. This is a solution that gets stronger as technology improves rather than easier to break.

For further information please go to www.CipherLoc.com or contact Mr. DeLaGarza at mdlg@cipherloc.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.